October 12, 2007

Mr. Brad Holtzinger

Dear Brad:

MIPS Technologies, Inc. is pleased to confirm the modifications to the Special Bonus Plan for the Vice President of Worldwide Sales which have now been approved by the Compensation Committee of the Board of Directors.  This special bonus plan is to be effective for fiscal year 2008 and is in addition to your participation in the Performance-Based Bonus Plan for Executives.

Under the special bonus plan as now modified, you are eligible for an additional bonus of up to 25% of base salary based on achievement of the annual contract revenue goal in the corporate financial plan (25% accrues linearly at contract revenue performance levels of 0-100% of the corporate financial plan, but does not pay until 80% of the contract revenue goal in the corporate financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the financial plan.  In addition, you shall be eligible for an additional bonus of up to 15% of base salary based on achievement of the annual contract revenue goal in the financial plan for the Analog Business Group (15% accrues linearly at contract revenue performance levels of 0-100% of the Analog Business Group financial plan, but does not pay until 80% of the contract revenue goal in the Analog Business Group financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the Analog Business Group financial plan.  The payout is subject to adjustment on the discretion of the CEO and upon the advice and consent of the Compensation Committee.  The financial plan is the Statement of Operations approved annually by the Board of Directors for the fiscal year which includes an annual corporate contract revenue goal to be used for the purposes of the 25% additional bonus above, and subsequent to the acquisition of Chipidea, also includes an annual Analog Business Group revenue goal to be used for the purposes of the 15% additional bonus above.

Please acknowledge your understanding of the above terms by signing below and returning a signed copy to MIPS Technologies Human Resources. The team and I are looking forward to your making a major contribution to our success in FY08.

Sincerely,

/s/ JOHN BOURGOIN
John Bourgoin
President and Chief Executive Officer
MIPS Technologies, Inc.

I acknowledge the above special bonus terms with the understanding that it is not an employment contract. I understand that my employment with the company is not for any fixed term and constitutes at-will employment in which either I or the company may terminate at any time, for any reason, with or without notice. The terms stated in the letter above supersede all prior discussions and negotiations with respect to the subject matter, and no other writing published by the company is intended to modify the presumptions of at-will employment status.

/s/ BRAD HOLTZINGER                                                              October 12, 2007
Employee Signature                                                                                                      Today's Date